EXHIBIT 8.2

Barristers & Solicitors Bay Adelaide Centre 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7 Telephone: 416.979.2211 Facsimile: 416.979.1234 goodmans.ca
May 2, 2011
Brookfield Residential Properties Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario, Canada M5J 2T3
Dear Sirs/Mesdames:

Re:	Brookfield Residential Properties Inc.
We are acting as Canadian tax counsel to Brookfield Residential Properties Inc. (the “Company”) in connection with the Post-Effective Amendment No. 1 on Form F-1 to Form F-4 Registration Statement, as amended or supplemented, (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission in connection with the completion of the offering (the “Rights Offering”) of 51,500,000 common shares issued by the Company to Brookfield Properties Corporation (“Brookfield Office Properties”), through (1) a distribution of transferable rights (the “Rights”) to purchase up to 25,235,000 of the Company’s common shares (the “Rights Offering Shares”) that will be made by Brookfield Office Properties to the common shareholders of Brookfield Office Properties other than Brookfield Asset Management Inc. (“Brookfield Asset Management”), and (2) a sale to Brookfield Asset Management under a standby commitment agreement of the number of the Rights Offering Shares that it would have been entitled to purchase if it had received its pro rata share of Rights as a shareholder under the rights distribution plus any of such Rights Offering Shares not purchased by the other shareholders under their Rights. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.
We have examined and relied as to matters of fact upon such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.
In rendering the opinion expressed herein we have assumed:
(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity and capacity of all individuals acting or purporting to act as public officials; and
(c)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.
We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
In giving this opinion, we have assumed, with your permission, that the statements concerning the Rights Offering set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times.
Our opinion is based on the Income Tax Act (Canada), as amended (the “Tax Act”), and the regulations under the Tax Act, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance prior to the date of this opinion and the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. If there is any subsequent change in such law, regulations, proposals or practices or if there are subsequently any new applicable administrative or assessing practices, this opinion may become inapplicable.
Based and relying upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we confirm that the discussion contained in the Registration Statement under the caption “Material Canadian Federal Income Tax Considerations” is our opinion regarding the material Canadian federal income tax consequences to Brookfield Office Properties common stockholders arising in respect of the receipt of the Rights from Brookfield Office Properties pursuant to the Rights Offering and holders who acquire the Rights Offering Shares pursuant to an exercise of such Rights acquired by such holders pursuant to the Rights Offering. Such discussion does not, however, purport to discuss all Canadian federal income tax consequences and is limited to those Canadian federal income tax consequences specifically discussed therein and subject to qualifications set forth therein.
We express our opinion herein only as to those matters of Canadian federal income taxation specifically set forth under the caption “Material Canadian Federal Income Tax Considerations” in the Registration Statement and no opinion should be inferred as to the tax consequences of the Rights Offering under any provincial, state, local or foreign law, or with respect to any other areas of Canadian federal taxation.
This opinion is based upon and limited to the federal laws of Canada.
We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name therein.
Yours very truly,
/s/ Goodmans LLP